SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G
(Amendment No. 3)*
Under the Securities Exchange Act of 1934

Eagle Rock Energy Partners LP
(Name of Issuer)

Common Units, representing limited partner interests
(Title of Class of Securities)

26985R104
(CUSIP Number)

September 11, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers Holdings Inc.

S.S. or I.R.S. Identification No. of Above Person	13-3216325

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	4,975,306

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	4,975,306

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	4,975,306

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	9.6%(1)

12) Type of Reporting Person	HC/CO

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2518466

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,384,447

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,384,447

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,384,447

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.7%(1)

12) Type of Reporting Person	BD/CO

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	LB I Group Inc.

S.S. or I.R.S. Identification No. of Above Person	13-2741778

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,381,193

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,381,193

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,381,193

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.7%(1)

12) Type of Reporting Person	CO

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LLC

S.S. or I.R.S. Identification No. of Above Person	20-8727524

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	3,590,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	3,590,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	3,590,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	7.0%(1)

12) Type of Reporting Person	OO

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Associates LP

S.S. or I.R.S. Identification No. of Above Person	20-8727697

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	3,590,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	3,590,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	3,590,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	7.0%(1)

12) Type of Reporting Person	PN

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers MLP Opportunity Fund LP

S.S. or I.R.S. Identification No. of Above Person	20-8727922

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	3,590,859

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	3,590,859

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	3,590,859

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	7.0%(1)

12) Type of Reporting Person	PN

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers MLP Associates, L.P.

S.S. or I.R.S. Identification No. of Above Person	20-4916814

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,381,193

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,381,193

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,381,193

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.7%(1)

12) Type of Reporting Person	PN

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

CUSIP No.	26985R104

1) Name of Reporting Person	Lehman Brothers MLP Partners, LP

S.S. or I.R.S. Identification No. of Above Person	20-4916839

2) Check the Appropriate Box if a Member of a Group	(a) ☐
(b) ☐

3) SEC Use Only

4) Citizenship or Place of Organization	Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5)	Sole Voting Power	1,381,193

6)	Shared Voting Power	-0-

7)	Sole Dispositive Power	1,381,193

8)	Shared Dispositive Power	-0-

9) Aggregate Amount Beneficially Owned by Each Reporting Person	1,381,193

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

11) Percent of Class Represented by Amount in Row 9	2.7%(1)

12) Type of Reporting Person	PN

(1) Based on 51,611,978 common units outstanding as of August 15, 2008, as reported in the Prospectus filed on August 27, 2008.

Item 1(a).	Name of Issuer:

Eagle Rock Energy Partners LP

Item 1(b).	Address of Issuer’s Principal Executive Offices:

16701 Greenspoint Park Drive
Suite 200
Houston, TX 77060

Item 2(a).	Name of Person(s) Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers MLP Opportunity Associates L.L.C.
Lehman Brothers MLP Opportunity Associates L.P.
Lehman Brothers MLP Opportunity Fund L.P.
Lehman Brothers MLP Associates, L.P.
Lehman Brothers MLP Partners, LP

Item 2(b).	Address of Principal Business Office:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

LB I Group Inc.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Associates L.L.C.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Associates L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Opportunity Fund L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Associates, L.P.
399 Park Avenue
New York, New York 10022

Lehman Brothers MLP Partners, LP
399 Park Avenue
New York, New York 10022

Item 2(c).	Citizenship or Place of Organization:

Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LLC (“MLP Opport. Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Associates LP (“MLP Opport. Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Fund LP (“MLP Opport. Fund”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Associates, L.P. (“MLP Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Partners, LP (“MLP Partners”) is a limited partnership formed under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities:

Common Units

Item 2(e).	CUSIP Number:

26985R104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ A broker or dealer under Section 15 of the 1934 Act
(b) ☐ A bank as defined in Section 3(a)(6) of the 1934 Act
(c) ☐ An insurance company as defined in Section 3(a) (19) of the 1934 Act
(d) ☐ An investment company registered under Section 8 of the Investment Company Act of 1940
(e) ☐ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E)
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) ☐ A church plan that is excluded from the definition of investment Company under Section 3(c)(14) of the Investment Company Act of 1940
(j) ☐ A group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See Item 9 of cover pages.

(b)	Percent of Class:

See Item 11 of cover pages.

(c)	Number of shares as to which the person has:

(i) sole power to vote or to direct the vote
(ii) shared power to vote or to direct the vote
(iii) sole power to dispose or to direct the disposition
(iv) shared power to dispose or to direct the disposition

See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

LBI is the actual owner of 3,254 Common Units reported herein. LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Units owned by LBI.

MLP Opport. Fund is the actual owner of 3,590,859 Common Units reported herein. MLP Opport. Assoc LP is the general partner of LB MLP Opport. Fund. MLP Opport. Assoc LLC is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 1,381,193 Common Units reported herein. MLP Assoc LP is the general partner of MLP Partners. LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Partners.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

☐

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: September 16, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LB I GROUP INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES L.L.C.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY FUND L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: September 16, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LB I GROUP INC.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Vice President

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES L.L.C.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP OPPORTUNITY FUND L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact

LEHMAN BROTHERS MLP PARTNERS, LP

By:	/s/ Gwen J. Zeisler
Name: Gwen J. Zeisler
Title: Attorney-in-fact